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                                                                    EXHIBIT 23.8

     [Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.]

April 23, 2002

Board of Directors
Transworld Healthcare, Inc.
555 Madison Avenue
New York, New York 10022

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Transworld Healthcare, Inc. ("TWH") as Annex B to the Proxy Statement/Prospectus of TWH relating to the proposed reorganization of TWH and certain of its subsidiaries, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY - Opinion of Financial Advisor" and "PROPOSAL I: THE REORGANIZATION - Opinion of Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.


By:   /s/ Lorre F. Jay
      ----------------
         Lorre F. Jay
         Sr. Vice President